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                                   Exhibit 99

Contact for:
Nocopi Technologies, Inc.
Barry S. Kaplan
 Barry Kaplan Associates
email:  smallkap@aol.com
Phone:  732-747-0702

                              FOR IMMEDIATE RELEASE



                         NOCOPI WINS EUROPEAN LITIGATION

West Conshohocken, Pa. Monday, March 19, 2001 - (OTC Bulletin Board: NNUP) PRNewswire. Nocopi Technologies, Inc. today announced that it has been victorious in litigation commenced against it in Europe by Euro-Nocopi, S.A., the company's previous exclusive licensee in Europe. The suit sought to compel Nocopi to continue to perform its license agreement with Euro-Nocopi pending the outcome of arbitration proceedings under the license agreement.

Nocopi terminated the license agreement after Euro-Nocopi failed to pay license fees and other expenses due Nocopi and commenced proceedings to liquidate and dissolve.

The decision by the French Court held that Nocopi had validly terminated the license and was free to pursue business throughout Europe, including the former customers of Euro-Nocopi.

The Court also compelled Euro-Nocopi to deposit in excess of $125,000 with the President of the Paris Bar, as escrow agent, which is the estimated amount due Nocopi from Euro-Nocopi under the terminated license agreement.

Euro-Nocopi has also commenced arbitration proceedings against Nocopi in New York under the license agreement. Nocopi intends to vigorously defend its interests in those proceedings, which are continuing.

Dr. Michael A. Feinstein, Nocopi's Chairman, said, "we are gratified and vindicated by the judgment of the French court. We intend to seek European business vigorously, and to provide uninterrupted service to European users of
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our technology. The French court has agreed that Euro-Nocopi has no further rights in our technologies and that Nocopi has the exclusive right to market and exploit its technologies in Europe."

NOCOPI TECHNOLOGIES, INC. was founded in 1984 and is based in West Conshohocken, Pennsylvania. The Company is engaged in the business of developing solutions against counterfeiting, product diversion, document security and authentication via patented technologies including invisible ink and reactive thread.

FORWARD-LOOKING INFORMATION

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties (a summary of which may be found in Nocopi's Annual Report on Form 10-KSB for the year ended December 31, 1999 under the caption "Risk Factors"). Actual results may differ materially from such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.